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                           SPLIT DOLLAR INSURANCE AGREEMENT


    THIS SPLIT DOLLAR INSURANCE AGREEMENT (the "Agreement") is entered into effective as of the 29th day of December, 1995, by and between Best Lock Corporation, a Delaware corporation (hereinafter referred to as "Best Lock"), and Arlen Helterbrand, not individually, but solely as Trustee of the Russell C. Best Irrevocable Trust under agreement dated October 11, 1995 (hereinafter referred to as the "Trustee").

                                     WITNESSETH:

    WHEREAS, Best Lock recognizes that Russell C. Best, the Chief Executive Officer of Best Lock, has contributed substantially to the success of Best Lock over the last several years: and

    WHEREAS, Best Lock desires that Russell C. Best continue in the employ of Best Lock; and

    WHEREAS, to further encourage Russell C. Best to remain in Best Lock's employ, Best Lock desires to assist him in establishing and maintaining an adequate life insurance program;

    WHEREAS, the Trustee is the owner of life insurance policy number 3811706 (hereinafter referred to as the "Policy") on the life of Russell C. Best (hereinafter referred to as the "Insured") issued by The Guardian Life Insurance Company (hereinafter referred to as the "Insurer"), in the face amount of Five Million Dollars ($5,000,000.00); and

    WHEREAS, Best Lock and the Trustee have agreed upon a plan for the payment of the premiums due or to become due on the Policy and for the mode of payment of death benefits thereunder; and

    WHEREAS, for protection of their mutual interests, the parties hereto desire and intend to set forth all their agreements relating thereto herein.

    NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. OWNERSHIP OF POLICY. The Trustee shall be the sole and absolute owner of the Policy, and may exercise all ownership rights granted to the owner by the terms of the Policy. Best Lock acknowledges that the Trustee is the owner of the Policy, and Best Lock shall not have nor exercise any right in and to the Policy except as otherwise provided herein. It is the express intention of the parties hereto that Best Lock shall not possess any right which would result in Best Lock being deemed to be in possession of any incident of ownership as described in Section 2042 of the Internal Revenue Code of 1986, as amended (or any Treasury Regulations promulgated thereunder), or any similar provision of subsequent law.

    2. PAYMENT OF PREMIUMS AND INTEREST. Premiums and interest on the Policy shall be paid in accordance with and subject to the following terms and conditions:


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         a)   Premiums and interest on the Policy shall be payable annually or more frequently, as the Trustee may elect, and in accordance with such bills therefor as shall be transmitted to the Trustee by the Insurer from time to time;

         b) Each premium elected by the parties to be paid on the Policy (and any interest due on policy loans) shall be paid by the parties as follows:

              i) an amount to be contributed by the Trustee (less any dividend applied toward the payment of the premium as elected by the Trustee) equal to the value of the economic benefit attributable to the life insurance protection provided on the life of the Insured under this Agreement, calculated by using the lower of (A) the P.S. 58 rates or (B) the Insurer's term rates for one-year term life insurance available on the life of the Insured at all standard risks; and

              ii) an amount to be contributed by the Trustee equal to the portion of the premium for the policy year attributable to the Duo-Guard rider forming part of the Policy; and

              iii) an amount to be contributed by Best Lock equaling the difference, if any, between the amounts required to be contributed by the Trustee during such policy year, as described in subparagraphs (i) and (ii) of this paragraph, and the total premium for such policy year; and

              iv) an amount to be contributed by the Trustee equal to the interest on all policy loans made by the Trustee with respect to the Policy.

         c) The amounts to be contributed by the parties as set forth above shall be paid by each party directly to the Insurer on or before the required due date; and each such payment shall identify the policy number of the Policy. The Trustee shall be responsible for informing Best Lock as to all payment due dates with respect to the Policy.

         d) Best Lock hereby covenant and agrees to make the contribution described in subparagraph 2(b)(iii) toward the premium for the first year of coverage of the Insured under the Policy. Any additional contributions of Best Lock shall be made in the sole discretion of Best Lock.

    3. INVESTMENTS BY BEST LOCK. The amounts described in subparagraph 2(b)(iii) contributed by Best Lock shall constitute investments by Best Lock, and the cumulative total of all such investments shall be referred to herein as the "Cumulative Investment Amount." The amount which is equal to the lesser of
(i) the Cumulative Investment Amount, or (ii) the then cash surrender value of the Policy at the relevant time for determination, is herein referred to as Best Lock's "Net Interest." In consideration of Best Lock's payment of its share of the premiums on the Policy pursuant to subparagraph 2(b)(iii) above, the Trustee has, contemporaneously herewith, assigned the Policy to Best Lock as collateral under the Assignment of Life Insurance Policy as Collateral (the "Assignment") which gives Best Lock the limited power to enforce its right to recover Best Lock's Net Interest or the Cumulative Investment Amount, as the case may be.
The interest of Best Lock in and to the Policy


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shall be specifically limited to the following rights in and to the cash surrender value thereof or a portion of the death benefit thereof:

         a) The right to be paid an amount equal to Best Lock's Net Interest in the Policy in the event the Policy is totally surrendered or canceled by the Trustee pursuant to paragraph 6 below; and

         b) The right to be paid an amount equal to the Cumulative Investment Amount in the event of the death of the Insured; and

         c) The right to be paid an amount equal to Best Lock's Net Interest or the Cumulative Investment Amount, as the case may be, in the event this Agreement is terminated pursuant to the provisions of paragraph 7 below.

         The foregoing Assignment shall be subject to all of the terms and conditions of the Policy and to all superior liens, if any, which the Trustee may have against the policy.

    4. DESIGNATION OF BENEFICIARIES. As long as this Agreement shall remain in effect, Best Lock and the Trustee agree that the Trustee shall designate the Trustee as the beneficiary of the Policy, and that upon the death of the Insured while the Policy and this Agreement shall remain in force, the Trustee, upon receipt of the proceeds of the Policy, shall divide such proceeds into two (2) parts as follows:

         a) One such part shall be payable in a lump sum to Best Lock and shall be an amount equal to the Cumulative Investment Amount determined as of the date of the death of the Insured; and

         b) The other such part shall consist of the entire balance of the proceeds of the Policy and shall be retained by the Trustee.

         The Trustee may make any change of beneficiary or any election of an optional mode of settlement desired with respect to that portion of the proceeds of the Policy referred to in subparagraph (b) of this paragraph 4.

    5. PROCEEDS UPON DEATH OF INSURED. Upon the death of the Insured while the Policy and this Agreement shall be in force, Best Lock and the Insured's legal representatives shall promptly take all necessary steps, including rendering such assistance as may reasonably be required by the other party, to obtain payment from the Insurer of the amounts payable under the Policy.

    The Insurer shall be bound only by the provisions of the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. Except as specifically provided by endorsement on the Policy, the Insurer shall in no way be bound by the provisions of this Agreement. Written receipt by the Trustee for all death benefit proceeds received as the sole beneficiary shall be a full discharge and release of the Insurer.

    6. SURRENDER OR CANCELLATION OF POLICY, TERMINATION OF AGREEMENT. The Trustee shall have the sole right to surrender or cancel the Policy for the cash surrender value thereof. The Trustee


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and Best Lock agree that on any such surrender or cancellation of the Policy, or upon the termination of this Agreement by the mutual consent of the parties hereto, the Trustee shall pay to Best Lock an amount equal to Best Lock's Net Interest determined as of the date of such surrender, cancellation or termination.

    7. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the first to occur of any of the following events:

         a) Surrender or cancellation of the Policy by the Trustee, or the termination of this Agreement by the mutual consent of the parties hereto in which event the provisions of paragraph 6 shall be operative;

         b) The death of the Insured in which event the provisions of paragraph 4 and paragraph 5 shall be operative; or

         c) Failure by Best Lock or the Trustee for any reason to make the contribution due toward any premiums payable on the Policy, resulting in the lapse of the Policy.

    Upon occurrence of any failure described in item (c) above, the Trustee shall remit to Best Lock an amount equal to Best Lock's Net Interest with respect to the Policy; PROVIDED, HOWEVER, that if only the Trustee (and not Best
Lock) fails to make a contribution due toward any premium payable on the Policy, the Trustee shall remit to Best Lock an amount equal to the Cumulative Investment Amount. Thereafter, the Trustee shall become the absolute owner of the Policy.

    8.   GENERAL PROVISIONS.

         a) In the event of the termination of this Agreement pursuant to the provisions of paragraph 7 hereinabove, Best Lock shall release the Assignment of the Policy made to it, upon performance of all obligations of the Trustee hereunder.

         b    In the event that any party to this Agreement shall pay some portion of the premiums or interest due on the policy which such party shall not be obligated to pay, such amount or amounts shall become part of the amount due and owing to such party with respect to the Policy.

         c) All previous agreements, if any, between the parties hereto with reference to the Policy are superseded by this Agreement.

         d) This Agreement shall be binding upon the parties hereto and their successors, assigns, executors and administrators and beneficiaries. This Agreement may be amended in writing only by the mutual consent of the parties hereto.

         e) The Trustee shall have the right to assign all or any part of the Trustee's interest in this Agreement, and/or the Policy (including any and all of the Trustee's ownership rights in the Policy) to such other person, persons, entity or entities as the Trustee may desire. Any assignee of the Trustee shall succeed to all of the rights, privileges, duties and obligations of the


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    Trustee as set forth herein.

         f) This Agreement shall be subject to and construed according to the laws of the State of Indiana.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below, but effective as of the date first above written.


                                               BEST LOCK CORPORATION



Attest: /S/ MARK G. AHEARN                     By: /S/GREGG A. DYKSTRA
       -------------------                         --------------------
        Mark G. Ahearn, Secretary                  Gregg A. Dykstra, General
                                                   Manager/Vice President


Date: March 25, 1996                           Date: March 25, 1996


                                               TRUSTEE

                                               /S/ARLEN HELTERBRAND
                                               --------------------
                                               Arlen Helterbrand, not
                                               individually, but solely as
                                               Trustee of the Russell C. Best
                                               Irrevocable Trust U/A dated
                                               October 11, 1995

                                               Date: March 25, 1996

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